Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

USD Partners LP
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-214565) and Form S-8 (No. 333-228260 and 333-201275) of USD Partners LP of our reports dated March 2, 2023, relating to the consolidated financial statements, which contains an explanatory paragraph regarding the Partnership’s ability to continue as a going concern, and the effectiveness of USD Partners LP’s internal control over financial reporting which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP
Houston, Texas
March 2, 2023